Subject: Hines Global REIT II to Close Primary Offering, Restructure

Notice

Hines | Securities

Hines Global REIT II

Board Approves Follow-On Offering and Proposed Restructuring to Reduce and Eliminate Certain Fees, and Enhance Liquidity

Current primary offering set to close 9/30/17, re-launch with new share class structure and monthly valuations

On August 18, 2017, Hines Global REIT II filed a Registration Statement to commence a follow-on offering of its common stock and a proposed restructuring of the share classes in line with its intent to become a perpetual life, non-listed REIT. Our independent directors have approved the principal terms of the restructuring, as described in the Supplement (link below), which include, among others, the following:

- begin operating as perpetual life, non-listed REIT;
- eliminate acquisition fees and disposition fees to better align Advisor's interest with Company's overall financial performance;
- reduce broker dealer fees and expenses in connection with our public offering;
- change the frequency with which we calculate the NAV per share from quarterly to monthly; and
- amend our share redemption program to apply to all share classes and provide a greater opportunity for Class A and Class T stockholders to redeem their shares than our current share redemption program.

The restructuring will not go into effect until the Registration Statement is effective with the SEC. For shareholders who do not wish to benefit from the restructuring, our board of directors intends to launch a tender offer, which is expected to commence on or around October 3, 2017, in which the Company will repurchase a portion of its issued and outstanding shares from tendering shareholders at 100% of the then-current NAV per share (details to follow in a separate communication). In connection with this expected tender offer the Company has suspended its share redemption program effective immediately, except with respect to any requests for the redemption of shares submitted in good order in connection with the death or disability of a stockholder for the month of August 2017, for which we plan to redeem such shares on August 31, 2017 in accordance with the terms of our share redemption programs. No action is required by financial advisors at this time.

View Supplement

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.
